                                                  Filed Pursuant to Rule 424(b)3
                                                     Registration Nos. 333-86212
                                                                    333-86212-01

PROSPECTUS SUPPLEMENT NO. 14
----------------------------
                                  $175,000,000

                                GATX Corporation

                     7.5% Convertible Senior Notes due 2007
                     Fully and Unconditionally Guaranteed by
                           GATX Financial Corporation
                                       and

                             Shares of Common Stock
                  issuable upon conversion of the Senior Notes

     This prospectus supplement supplements the prospectus dated June 19, 2002 of GATX Corporation and GATX Financial Corporation, as supplemented by prospectus supplement no. 1 dated June 26, 2002, prospectus supplement no. 2 dated July 3, 2002, prospectus supplement no. 3 dated July 23, 2002, prospectus supplement no. 4 dated August 9, 2002, prospectus supplement no. 5 dated August 29, 2002, prospectus supplement no. 6 dated September 12, 2002, prospectus supplement no. 7 dated September 24, 2002, prospectus supplement no. 8 dated October 3, 2002, prospectus supplement no. 9 dated October 9, 2002, prospectus supplement no. 10 dated October 18, 2002, prospectus supplement no. 11 dated October 31, 2002, prospectus supplement no. 12 dated November 18, 2002 and prospectus supplement 13 dated December 16, 2002, relating to the sale by certain holders of our 7.5% convertible senior notes due 2007 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus as supplemented to date. This prospectus supplement is qualified by reference to the prospectus as so supplemented except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus as so supplemented. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Holders contained in the prospectus is hereby amended to add the entities named below as Selling Holders:

                                                                  Principal Amount of
                                                                   Notes Beneficially     Number of Shares
                                                                      Owned That           of Common Stock
          Name of Selling Holder                                      May be Sold         That May be Sold
          ----------------------                                      -----------         ----------------
BNP Paribas Equity Strategies, SNC                                    $7,475,000              219,272
CooperNeff Convertible Strategies (Cayman)
   Master Fund, L.P.                                                   3,070,000               90,055
Sturgen Limited                                                          955,000               28,014

     Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 5 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is January 2, 2003